Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 122 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Growth Discovery Fund, Fidelity Fifty, and Fidelity Mega Cap Stock Fund of our report dated August 17, 2009, and Fidelity Fund of our report dated August 18, 2009, on the financial statements and financial highlights included in the June 30, 2009 Annual Reports to Shareholders of the above referenced funds which are also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 25, 2009